                                                                   EXHIBIT 10.16





                                   AGREEMENT



                               THE EDWARD FINEMAN
                                 COMPANY, INC.
                             _____________________

                               CHART HOUSE, INC.



                                  June 1, 1995

THIS AGREEMENT is entered into as of the first day of June, 1995 by and between THE EDWARD FINEMAN COMPANY, INC., a California corporation (EFC) and CHART HOUSE, INC., a Delaware corporation (CHART).

                                    RECITALS

  WHEREAS, EFC is in the business of providing food and food related products to various types of business establishments; and

  WHEREAS, CHART has, over the years, purchased from EFC a variety of meat, seafood and other food related products for all or substantially all of its restaurants; and

  WHEREAS, CHART desires to have EFC continue to provide purchasing, manufacturing, warehousing and delivery services of such products pursuant to the terms of this Agreement.

  NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                   AGREEMENT

1.  TERM.  This agreement shall be in effect commencing June 1, 1995 with an
    ----
initial term of five (5) years, expiring on May 31, 2000 (the "Initial Term"). This Agreement shall terminate at the end of the Initial Term if written notice to terminate is given by either party to the other party as provided in paragraph 26 at least thirty (30) days prior to the last day of the Initial Term. Otherwise, this Agreement shall continue from year to year from and after the last day of the Initial Term until terminated by either party by written notice given to the other party as provided in paragraph 26 at least thirty (30) days prior to the last day of the contract year in which such notice is given. This Agreement may also be terminated earlier in the manner and under the circumstances provided in paragraph 17.

2.   REPRESENTATIONS OF EFC.  EFC represents and warrants that:
     ----------------------

  (a) EFC has the legal right and authority to enter into this Agreement and perform the services expected of EFC under the Agreement;

  (b) Based upon due inquiry, EFC has no knowledge of any facts or circumstances leading it to believe (i) that EFC lacks the legal right and authority to perform the services it has undertaken to perform pursuant to the Agreement;
(ii) that the Agreement violates EFC's existing contractual obligations to any person or entity; (iii) that performance of the Agreement violates existing federal, state or local law, rules or regulations applicable to the conduct of EFC's business; or (iv) that EFC does not have all licenses and other authorizations presently required by law or regulation to permit EFC to perform its services under the Agreement with regard to CHART's restaurants which EFC is presently serving;

  (c) EFC will comply with all reasonable requests of CHART relating to the conduct of EFC's business with respect to the Agreement, or the performance of EFC under the Agreement, in order (i) not to interfere in any way with the business of CHART and (ii) to maximize the benefits expected by CHART from the Agreement; and

  (d) EFC will use its best efforts to conform products to applicable specifications and instructions.

3.   REPRESENTATIONS OF CHART.  CHART represents and warrants that:
     ------------------------

  (a) CHART has the legal right and authority to enter into this Agreement;

  (b) Based upon due inquiry, CHART has no knowledge of any facts or circumstances leading it to believe (i) that CHART lacks the legal right and authority to perform its obligations pursuant to the Agreement; (ii) that the Agreement violates CHART's existing contractual obligations to any person or entity; (iii) that performance of the Agreement violates existing federal, state or local law, rules or regulations applicable to the conduct of CHART's business; or (iv) that CHART does not have all licenses and other authorizations presently required by law or regulation to permit EFC to perform its obligations under the Agreement with regard to CHART's restaurants which EFC is presently serving;

  (c) CHART will purchase, from EFC, substantially all of its requirements of "core" products as set forth in Table I of the Manual. CHART is entitled to
purchase certain "non-core" products, as needed, from other suppliers.    A non-
exclusive list of non-core products is identified in Table I of the Operations Manual.

4.  FORCE MAJEURE.  Neither party shall be liable for delays in the performance
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of any act required under this Agreement to be performed by such party, if such delay is due to strikes, lockouts, failure of power or other utilities, injunction or other court or administrative order, governmental law or regulations which prevent or substantially interfere with the required performance, condemnations, riots, insurrections, martial law, civil commotion, war, fire, flood, earthquake, or other casualty, acts of God, or other causes not within the control of such party. The performance of any covenant, agreement, work, service or other act shall be excused for the period of delay and the period for the performance of the same shall be extended by such period.

5.  OPERATIONS MANUAL.  Attached to this Agreement is an Operations Manual (the
    -----------------
"Manual") that defines the financial arrangements, specifications and operational guidelines of the program conducted by EFC for CHART. All of the provisions of the Manual are incorporated herein by this reference and shall have full force and effect as if set forth herein in their entirety.

6.  PRODUCT OWNERSHIP & INVENTORIES.  At the direction of CHART, EFC shall
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purchase, own and control inventory levels of CHART's desired products to be
either manufactured or warehoused by EFC.    CHART also agrees to deplete,
within a reasonable time, any and all inventories which have been discontinued on a national or regional level that were purchased by EFC exclusively for CHART. It is agreed and understood that both parties shall endeavor to maintain inventory levels at less than 30 days supply based on anticipated usage by the restaurants. Selected inventories that exceed 30 days supply are subject to interest and storage charges as described in the Manual.

7.  PRODUCTION AND SPECIFICATIONS.  EFC shall be responsible for the performance
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of all production activities, including cutting and packaging as required and specified by CHART and the attached Manual for CHART's business. EFC is entitled to assign approved outside agents to facilitate such production functions as necessary to perform the Agreement. CHART agrees not to unreasonably withhold approval of such agents. All products covered by this Agreement and the Manual shall conform to CHART's written specifications, including but not limited to grade, type, size, weight and aging. CHART may, from time to time, by written notice to EFC, make commercially reasonable
modifications or additions to any specification as it deems necessary.     EFC
shall monitor and respond to all issues and problems of the performance of EFC and its agents and upon receipt of written notice of non-compliance with the Agreement, EFC shall, within ten (10) days, place itself into compliance under the Agreement.

8.  WAREHOUSING.   EFC agrees to provide administrative (order-processing),
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receiving, shipping, and loading services of products for the sale to CHART
restaurants under guidelines specified under the Manual.   EFC may assign
outside agents to facilitate such warehousing functions as necessary to perform the distribution services. EFC shall monitor and respond to all issues and problems of the performance of EFC and its agents and upon receipt of written notice of non-compliance with the Agreement, EFC shall, within ten (10) days, place itself into compliance under the Agreement.

9.  TRANSPORTATION.  EFC shall provide delivery service to each CHART restaurant
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as agreed to by both parties and as specified in the Manual. EFC may assign outside agents to facilitate such delivery services as necessary. EFC shall monitor and respond to all issues and problems of the performance of EFC and its agents and upon receipt of written notice of non-compliance with the Agreement, EFC shall, within ten (10) days, place itself into compliance under the Agreement.

10.  COST-PLUS PROGRAM.  EFC shall charge CHART for the above described services
     -----------------
on a Cost-Plus formula. The Cost-Plus formula is defined in the Manual and all rates pertaining to the Cost-Plus section in the Manual shall remain in effect unless changes are mutually agreed upon by both parties.

11.  REVIEWS AND AUDITS.  EFC shall provide proper documentation related to
     ------------------
matters covered in this Agreement and the Manual as required by CHART. Such Documents shall include, but not limited to complete and accurate records to substantiate the landed cost of goods ("LCG") for each product supplied to CHART, along with all other charges, including storage fees, interest charges
and upcharges.    EFC shall be required to maintain such records on file for two
(2) years. CHART may audit such records at any time upon reasonable notice. Both parties agree to reimburse the other party for any adjustments revealed by any audits or series of audits. EFC agrees to abide by all reasonable
recommendations of CHART   relating to modifications of EFC's record-keeping
system to the extent that EFC's existing system fails properly to reflect costs being charged to CHART.

12.  BILLING OF GOODS.   EFC shall generate an invoice for each order placed by
     ----------------
CHART restaurants, itemizing the number of cases per item, item description, net weight, sale price, and extended sales dollars. CHART shall pay all invoices in full as signed for by the CHART designated receiver of goods. All billings shall be due and payable to EFC within 7 days from date of receipt of goods by the restaurant ordering the goods.

13.  INDEMNITY.  EFC will indemnify, defend and hold harmless CHART, its parent
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and affiliates, officers and directors, agents, employees, subcontractors, independent contractors and customers from any and all claims, demands, losses, liabilities, suits at law or in equity, costs and expenses, including reasonable attorney's fees, arising out of, or relating to:

  (a) EFC's activities;

  (b) EFC's products and/or completed operations;

  (c) EFC fixtures, equipment, or supplies used in connection with services provided to CHART; or

  (d) any injury, illness and/or death caused, in whole or in part, by contact with, use and/or consumption of, EFC's products.

  Notwithstanding the foregoing, EFC shall have no obligation to indemnify, defend or hold CHART harmless from CHART's own gross negligence or intentional acts. Upon tendering of any suit to EFC, EFC shall defend the same at its sole cost and expense. CHART agrees to advise EFC in the event it receives notification that a claim has been or may be filed with respect to a matter covered by this indemnity and EFC shall be given the opportunity to assume the defense of that claim. If EFC fails to assume such defense, CHART may defend the action in the manner it deems appropriate, and EFC shall pay to CHART all costs, including reasonable attorney's fees, incurred by CHART in effecting such defense, in addition to any sum which CHART may pay by reason of any settlement or judgment against CHART. Notwithstanding anything to the contrary, the burden of proof shall be on EFC to defend the lawsuit and establish CHART's negligence and/or misconduct contributed to such injury, loss, illness or death. In the event it is either established by a court of competent jurisdiction or admitted by EFC that the product, in the condition it existed when delivered to CHART, caused the subject injury, illness and/or death, EFC shall only be liable to the extent it is determined or admitted that the product, in the condition it existed when delivered to CHART, caused such injury, illness and/or death.

14.  INSURANCE.  EFC shall maintain in full force and effect, at EFC's expense,
     ---------
and shall provide to CHART, certificates of insurance evidencing insurance coverage in accordance with CHART's requirements as follows:

  (a) The certificates of insurance shall name CHART as an "Additional Insured".

  (b) EFC insurers must be approved by CHART and have a financial rating of at least A-VII in the most current edition of A.M. Best's insurance reports. EFC's policies of insurance shall include:

    (i) Commercial general liability insurance, including contractual liability, product/completed operations, broad form property damage, and manufacturer's liability with broad form endorsement, with minimum primary limits of $1,000,000 per occurrence and $2,000,000 aggregate covering claims for bodily injury and/or death to persons and/or injury to property and property damages arising out of the services or products covered under this Agreement, and shall contain a waiver of subrogation by EFC's insurance carriers against CHART and CHART's insurance carriers with respect to all obligations assumed by EFC pursuant to this Agreement,

    (ii) Workers' compensation insurance and employer's liability insurance with minimum limits of $100,000 per employee and $1,000,000 per accident,

    (iii) Automobile liability insurance with minimum limits of $1,000,000 combined single limits, such insurance to include coverage for owned, non-owned, and hired vehicles.

  (c) In addition to commercial general liability and automobile insurance policies, EFC must maintain an umbrella policy with a limit of no less than $10,000,000 per occurrence and aggregate. Each insurance policy required by this Agreement shall contain provisions to the effect that the policy limits may not be reduced, terms changed, or policy canceled with less than thirty (30) days prior written notice provided to CHART. The insurance required by this Agreement shall be primary and non-contributing with respect to any other insurance available to CHART. EFC will provide a copy of any contract of insurance required under this Agreement, upon request from CHART.

15.  CONFIDENTIALITY.  In the course of  the relationship  between CHART and
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EFC, under this Agreement, both parties may be given, or have access to, non-public confidential information concerning the other party's marketing or operational policies, practices and future plans. Both Parties agree to protect and maintain the confidentiality of each other's information and shall not disclose or transmit such information to any third person for so long as the information is not publicly disclosed.

16.  ASSIGNMENT.   The Agreement shall be binding upon and shall inure to the
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benefit of, the parties of this Agreement, provided, however, it shall not be assigned by either CHART or EFC without the prior written consent of the other party, provided, consent shall not be unreasonably withheld.

17.  DEFAULT AND TERMINATION.
     -----------------------

  (a)    Event of Default by EFC:

    (i) If EFC fails or refuses to comply with any of its obligations under this Agreement, or,

    (ii) If EFC seeks protection under the bankruptcy laws (other than as a creditor) or any assignment is made for the benefit of creditors or a trustee is appointed for all or any portion of such party's assets;

  (b)    Event of Default by CHART:

    (i) If CHART fails or refuses to comply with any of its obligations under this Agreement, or

    (ii) If CHART seeks protection under the bankruptcy laws (other than as a creditor) or any assignment is made for the benefit of creditors or a trustee is appointed for all or any portion of such party's assets.

  In the Event of Default, the non-defaulting party may terminate this Agreement upon ten (10) days prior written notice to the defaulting party and this Agreement shall terminate in the event that the defaulting party has failed to cure within the ten (10) day period after receipt of such notice. The failure of the non-defaulting party to terminate the Agreement upon the occurrence of one or more of these events of default shall not constitute a waiver or otherwise affect the right to terminate the Agreement as a result of a continuing or subsequent failure or refusal to comply with any of such obligations. Furthermore, failure by the non-defaulting party to exercise any of its rights or remedies hereunder or insist on strict compliance by the defaulting party with any of the terms of this Agreement shall not constitute a waiver of any of the terms or conditions of this Agreement with respect to any other or subsequent breach nor shall it constitute a waiver of its right at any time thereafter to require strict compliance with the terms of this Agreement.

18.  INSPECTIONS.
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  (a) EFC's product must comply with the inspection and test procedures established and carried out by the United States Department of Agriculture ("USDA") and all applicable federal, state and local laws. In addition, at no time will EFC's procedures and standards be less stringent than those set forth in the document entitled Hazard Analysis Critical Control Points, Second Edition, dated January 1995 and prepared by Midwest Portion Meats, Inc., otherwise known as a "HACCP program". Should the USDA, State or Local agencies mandate pathogen testing procedures (i.e. - E. Coli, Salmonella, Listeria, etc.), any expenses directly related to products sold to CHART to implement such procedures and/or requirements shall be paid by EFC up to $20,000 per year.
For any expenses directly related to products sold to CHART, exceeding $20,000 per year, CHART agrees to pay a surcharge against the landed cost of goods (LCG) of up to an additional $20,000 per year. Should any expenses exceed the sum total of $40,000 per year, both parties agree to negotiate a resolution. The surcharge shall be calculated by determining the annual expense exceeding $20,000, up to $40,000, divided by the estimated annual volume sold (in pounds) to determine a cents-per-pound rate to be added to LCG.

  (b) Upon request, EFC will provide CHART with copies of all inspection reports and provide additional documentation to indicate compliance with this paragraph.

  (c) All products ordered hereunder, as well as the facility in which such are manufactured, will be subject to inspection and testing by CHART to the extent practicable at all times and places, including the period of manufacture and in any event prior to acceptance. EFC agrees to permit CHART access to EFC's facilities at all reasonable times and upon reasonable notice for such inspection. EFC's product will be subject to final inspection and acceptance by CHART after delivery. It is expressly agreed that inspections and/or payments prior to delivery will not constitute final acceptance. If the product does not meet the specifications or otherwise conform with the requirements of any order by CHART or this Agreement, CHART shall have the right to reject such product.

19.  RECALL.  In the event it is deemed necessary by  EFC to recall any quantity
     ------
of the product, from any restaurant of CHART or from any consumer, either as a result of failure of the product to satisfy the specifications, comply with any warranties, or for any other reason bearing on quality and/or safety of the product, EFC agrees to comply diligently with all product recall procedures established by the U.S. Consumer Product Safety Commission. Furthermore, EFC agrees to bear all costs and expenses incurred by it and/or CHART in complying with such recall procedures.

20.  COMPLIANCE.  EFC agrees that all food products including food articles,
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food ingredients and food packaging comprising the product or any part thereof delivered, sold or transferred to CHART hereunder (a) shall be in full compliance with either the Federal Food, Drug and Cosmetic Act ("FDCA"), as amended, or the rules and regulations promulgated from time to time by the USDA, or any other applicable rule or regulation, as the case may be; (b) shall be manufactured, stored and delivered in accordance with appropriate "Good Manufacturing Practices" under the FDCA or comparable regulations of the USDA, as applicable; (c) shall not be adulterated or misbranded within the meaning of the FDCA or USDA, as applicable; (d) shall not be a food product which may not, under the FDCA (or comparable regulations of the USDA), be introduced into interstate commerce except as provided, therein; (e) shall comply with all regulations, statutes, state or federal, U.S. or Canadian with respect to nutritional labeling requirements, and (f) shall not be food product adulterated or misbranded under any applicable provision of any state law or municipal ordinance.

21.  HARMFUL INGREDIENTS/DEFECTIVE DESIGN.  Whenever EFC becomes aware that any
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ingredient or component of the product covered by this Agreement is or may become harmful to persons or property, or that the design or construction of the product is defective in any manner which is or may become harmful to persons or property, EFC shall immediately give notice thereof, including all relevant information with respect thereto, to CHART.

22.  INDEPENDENT CONTRACTOR RELATIONSHIP.  EFC acknowledges that it is an
     -----------------------------------
independent contractor and is not an agent, partner, joint venturer nor employee of CHART. EFC shall have no authority to bind or otherwise obligate CHART in any manner nor shall EFC represent to anyone that it has a right to do so.
CHART is not an agent, partner, joint venture, or employee of EFC, and CHART shall have no authority to bind or otherwise obligate EFC to any third party, or make any contrary representation to anyone. CHART further makes no representations regarding the duration of this Agreement beyond the Term contemplated herein, and EFC and CHART acknowledge that such Term may be abbreviated for Events of Default.

23.  NO THIRD-PARTY BENEFICIARY.  No persons other than the signatories to this
     --------------------------
Agreement and their successors have enforceable rights under this Agreement.

24.  APPLICABLE LAW.   This Agreement and all of its provisions shall be
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construed in accordance with, and governed by, the internal laws of the State of California without regard to the conflicts of laws provisions or principles of California law. Any legal action brought by EFC against CHART based on, arising out of or to enforce the Agreement shall be brought in a state court in San Diego County or in the United States District Court for the Southern District of California, and any legal action brought by CHART against EFC based on, arising out of or to enforce the Agreement shall be brought in a state court in Los Angeles County or in the United States District Court for the Central District of California (collectively, the "Designated Jurisdiction"); provided, however, that nothing herein shall bar either EFC or CHART (a) from asserting any cross-claim or third party claim against the other in any proceeding in another jurisdiction in which EFC or CHART are sued or joined by a third party, or (b) from suing CHART or EFC, as the case maybe, in another jurisdiction having personal jurisdiction over CHART or EFC if CHART or EFC also have a claim or cause of action arising out of the same transaction against a third party who is not amenable to the personal jurisdiction of the court in the Designated Jurisdiction. EFC and CHART both agree to waive trial by jury with respect to any claims, causes of actions, set-offs or defenses asserted by either against the other; provided, however, that nothing herein shall bar either EFC or CHART from seeking trial by jury with regards to any claims, causes of action, set-offs or defenses by or against any other person joined in the lawsuit with EFC or CHART, as the case may be.

25.  TIME OF ESSENCE.   Time is of the essence in each provision of the
     ---------------
Agreement in which a date or period of time is established for the performance of any act.

26.  NOTICE.   All notices, requests, demands, and other communications given in
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connection with this Agreement, shall be in writing and deemed to have been duly given if delivered personally or mailed, by registered or certified mail (return receipt requested), or by faxsimile if mailed 1st class on the same day or sent via overnight mail delivery service with receipt and with postage prepaid to the business address of either party as set forth below or to such other persons or addresses as may be provided in writing given by either party to this Agreement to the other party in the manner specified herein.

  To EFC at:    The Edward Fineman Company, Inc.
                13215 Cambridge Street.
                P. O. Box 3343
                Santa Fe Springs, CA  90670
                Attention:   President
                Fax: (310) 926-5113

  To CHART at:  Chart House, Inc.
                115 South Acacia Avenue
                P. O. Box 7007
                Solana Beach, CA 92075-1803
                Attention:  President
                Fax: (619) 481-0693

27.  ENTIRE AGREEMENT.   All documents and exhibits attached hereto or referred
     ----------------
to herein, including the Manual and all exhibits attached thereto, constitute a part of this Agreement. This Agreement contains all representations, warranties and agreements made by the parties hereto relating to the subject matter hereof.
It is the intention of the parties to incorporate in this Agreement, their full and complete understanding, and no amendment, modification or addition hereto shall have effect or be binding unless it is in writing and signed by the parties hereto.

28.  TITLES AND REFERENCES.   The titles to the paragraphs of this Agreement are
     ---------------------
for convenience only and are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part of this Agreement.

29.  COUNTERPARTS.   This Agreement may be executed in one or more counterparts,
     ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

30.  FURTHER ASSURANCES.   The parties hereto, and each of them, agree to take
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such further actions, and execute such additional documents, instruments and other writings, as may reasonably be requested by the other party hereto in order more fully to give effect to the intentions of the parties with respect to the subject matter of this Agreement.

31.  SEVERABILITY.  The provisions of the Agreement are severable and the
     ------------
Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in the Agreement, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable.

32.  SURVIVAL.   Paragraphs 2 & 3 (Representations), 4 (Force Majeure), 11
     --------
(Audits), 13 (Indemnity), 15 (Confidentiality), 19 (Recall), 24 (Applicable Law) and 26 (Notice) shall survive termination or expiration of this Agreement and
be binding upon such party, its successors and assigns.   Either party shall
notify the other party upon occurrence of a change of control of the company, the sale of all or substantially all of the assets of the company, or a corporate merger or consolidation.

IN WITNESS WHEREOF, the parties hereto, or their duly authorized agents, have caused this Agreement to be executed as of the date first above written.


THE EDWARD FINEMAN COMPANY, INC.        CHART HOUSE, INC.



by______________________________        by__________________________________
    Edward Fineman                          John Creed
    President                               President